EXHIBIT C

SUNOPTA INC.
2016 PERFORMANCE SHARE UNIT AWARD AGREEMENT

     This Agreement is entered into as of ______________ , 2016 between SunOpta Inc., a Canadian corporation (the “Company”), and  ______________________ (“Recipient”).

     On ______________ (the “Grant Date”) the Company’s Board of Directors or the Compensation Committee of the Board of Directors (the “Board”) authorized the grant of performance share units to Recipient pursuant to the Company’s Amended 2013 Stock Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Award. Pursuant to the Plan, the Company grants to Recipient ______ performance share units (“PSUs”) with respect to the Company’s Common Shares. Subject to the terms and conditions of this Agreement, the Company shall issue to Recipient the number of Common Shares of the Company determined under this Agreement based on (a) the performance of the Company as described in Section 2 and (b) Recipient’s continued employment as described in Section 3.

     2. Performance Conditions.

          2.1 Payout Factor. Subject to adjustment under Sections 3, 4, 5 and 6, the number of Common Shares to be issued to Recipient shall be determined by multiplying the Payout Factor by the number of PSUs granted pursuant to Section 1.

          2.2 Payout Factor.

               2.2.1 The “Payout Factor” shall be determined under the table below based on the Return on Net Assets (“RONA”), as defined in and calculated pursuant to Section 2.2.2:

RONA	Payout Factor
8% (threshold)	50%
10% (target)	100%
12% or more (maximum)	200%

If RONA is between any two adjacent data points set forth in the first column of the above table, the Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between RONA and the next lower data point in the first column shall be divided by the difference between the next higher data point and the next lower data point in the first column, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Payout Factor.

                2.2.2 RONA shall be calculated by taking the sum of operating income for the Company’s 2018 fiscal year (“Fiscal 2018”) plus or minus, as applicable, items of other income and expense incurred in Fiscal 2018 in the normal course of business as determined by the Board in its discretion, and dividing that amount by the Average Net Assets. “Average Net Assets” is defined as total assets, excluding cash and intercompany receivables, less total liabilities, excluding intercompany and external debt, calculated as an average of the monthly closing balances for each month in Fiscal 2018, all as determined by the Board in its discretion.

          2.3 Calculation of Performance Measures; Adjustments. Calculation of RONA (and all components thereof) shall be based on the audited consolidated financial statements of the Company and its subsidiaries or other information of the Company, subject to any adjustments made by the Board in its discretion. Adjustments to RONA (and all components thereof) for actual results may be made by the Board for any reason, including but not limited to the occurrence of unusual, extraordinary, non-recurring or any other circumstances that, in the judgment of the Board, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, or other occurrences.

     3. Employment Condition.

          3.1 Payout. In order to receive a payout of shares under this Agreement, Recipient must be employed by the Company continuous from the Grant Date until the last day of Fiscal 2018 (the “Vesting Date”), except as provided by Sections 3.2, 3.3 and 4. For purposes of this Agreement, Recipient is considered to be employed by the Company if Recipient is employed by the Company or any parent or subsidiary of the Company (an “Employer”).

          3.2 Total Disability. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of Total Disability, Recipient shall be entitled to receive a pro-rated award following the Vesting Date. The number of shares to be issued as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Company’s 2016 fiscal year and the denominator of which is 1096. For purposes of this Agreement, the term “Total Disability” means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes Recipient to be unable, in the opinion of the Company, to perform his or her duties as an employee of the Company. Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

          3.3 Death. If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death, Recipient’s successor in interest shall be entitled to receive a pro-rated portion of one-half of the number of PSUs granted pursuant to Section 1, instead of an amount calculated under Section 2. The pro-rated award under this Section 3.3 shall be determined by dividing the number of PSUs granted pursuant to Section 1 by 2 and multiplying that amount by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Company’s 2016 fiscal year and the denominator of which is 1096.

          3.5 Other Terminations. If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and neither of Sections 3.2 or 3.3 applies to such termination, Recipient shall not be entitled to receive any shares under this Agreement.

     4. Company Sale. If a Company Sale (as defined in this Section 4) occurs before the Vesting Date, Recipient shall be entitled to receive a payout of shares no later than thirty (30) days following such event. The number of shares issued under this Section 4 shall be the amount determined by the Payout Factor calculated as if the performance period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company Sale. For this purpose, RONA and the related Payout Factors in the table in Section 2.2 shall be adjusted by the Board, to appropriately reflect the shorter performance period. For purposes of this Agreement, a “Company Sale” shall mean the occurrence of any of the following events:

          (a) any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

          (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

“Voting Securities” means securities of the Company ordinarily having the right to vote for the election of directors.

     5. Payment. As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for Fiscal 2018, the Board shall make all determination relating to, and approve, the calculation of RONA, the Payout Factor and the corresponding number of shares issuable to Recipient. Subject to applicable tax withholding, the number of shares shall be issued to Recipient as soon as practicable following such determination (but in any event on or before the March 15 following the Vesting Date). No fractional shares shall be issued and the number of shares deliverable shall be rounded down to the nearest whole share, and any remaining fractional shares shall be paid in cash. In the event of the death of Recipient as described in Section 3.3 or a Company Sale as described in Section 4, each of which requires an award payout earlier than the Vesting Date, a similar process shall be followed within the time frames required by those sections.

     6. Tax Withholding.

           6.1 If Recipient is a U.S. or Canadian taxpayer, Recipient acknowledges that on the date that shares underlying the PSUs are issued to Recipient, the fair market value of the Common Shares will be treated as ordinary compensation income for federal and state and provincial income tax purposes and employment tax purposes (FICA in the U.S. and EI and CPP in Canada), and that the Company will be required to withhold taxes on these income amounts pursuant to Section 6.2 below. The Company will inform employees in other countries of the tax treatment of the PSUs and withholding requirements.

           6.2 Prior to any relevant taxable or tax withholding event, as applicable, Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all federal, state and other tax withholding obligations. In this regard, Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy applicable withholding obligations by one or a combination of the following:

                (a) withholding from Recipient’s or other cash compensation paid by the Company and/or the Employer; or

               (b) withholding from proceeds of the sale of Common Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company on Recipient’s behalf pursuant to this authorization; or

               (c) withholding in Common Shares to be issued upon vesting/settlement of the PSUs.

          6.3 If the withholding obligation is satisfied by withholding in Common Shares, for tax purposes, Recipient is deemed to have been issued the full number of Common Shares subject to the vested PSUs, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the withholding.

          6.4 Recipient agrees to pay to the Company or the Employer any amount the Company or the Employer may be required to withhold or account for as a result of this award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if Recipient fails to comply with these obligations.

     7. Section 409A. The award granted pursuant to this Agreement is intended to be exempted from or compliant with Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted consistent with such intent. The Company may amend this Agreement, adopt policies or procedures or take other actions, including with retroactive effect,that the Company determines are necessary or appropriate to exempt the award from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty to Recipient with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall in no event be obligated to mitigate or indemnify for any taxes otherwise imposed on the Recipient as a result of application of Section 409A.

     8. No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to interfere in any way with the right of the Company to terminate Recipient’s employment at any time for any reason, with or without cause.

     9. Miscellaneous.

          9.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

          9.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States or Canadian mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

          9.3 Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

          9.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          9.5 Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the province of Ontario. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

          9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

SUNOPTA INC.

By:

Name:

Title:

RECIPIENT

Signature:

Print Name:

Date: